EXHIBIT 10
UNITED COMMUNITY FINANCIAL CORP. &
THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
EXECUTIVE INCENTIVE PLAN
ADOPTED: JULY 15, 2009
AMENDED: OCTOBER 21, 2009
The United Community Financial Corp.’s (the “Company”) Executive Incentive Plan (“EIP”) provides incentive compensation awards to certain named executive officers, which at the time of adoption of the EIP included Douglas M. McKay, Chairman of the Board and CEO of the Company, Patrick W. Bevack, President and CEO of the Company’s wholly-owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), and James R. Reske, Treasurer and Chief Financial Officer of the Company and Senior Vice President, Chief Financial Officer and Treasurer of Home Savings. Executive incentive awards are based upon the actual performance of the Company for the 12 months ended September 30 compared to the actual performance of the peer group (see below) during the same 12 month period. See the “Weightings” table below.
The Compensation Committee and the Board of Directors used the following criteria to establish the 2009 peer group: (a) assets between $1.75 and $5.0 billion; and (b) publicly traded banks and thrifts headquartered in Ohio, Indiana, Michigan and Western Pennsylvania. Old Second Bancorp, Inc., Aurora, Illinois, also was included in the peer group based upon management’s recommendation.
2009 Peer Group:
S&T Bancorp, Inc.
First Merchants Corporation
First Financial Bancorp.
First Place Financial Corp.
Old Second Bancorp, Inc.
First Financial Corporation
Mercantile Bank Corporation
Citizens First Bancorp, Inc.
First Defiance Financial Corp.
Parkvale Financial Corporation
1st Source Corporation
Chemical Financial Corporation
Integra Bank Corporation
Independent Bank Corporation
MainSource Financial Group, Inc.
Lakeland Financial Corporation
Macatawa Bank Corporation
ESB Financial Corporation
Peoples Bancorp Inc.
In order for any awards to be made under the EIP for a calendar year’s performance, the Company must report positive net income for that calendar year ended December 31, calculated in accordance with GAAP, but adjusted to exclude the effect of extraordinary items. If this threshold is met, incentive awards will be calculated based upon the Company’s performance against its peers in the six weighted performance measures. See the “Weightings” table below.
For 2009, the target and maximum incentive awards, respectively, measured as a percentage of base salary are as follows: Mr. McKay—50%, 100%; Mr. Bevack—45%, 90%; and Mr. Reske—40%, 80%. Once the award under the EIP is calculated, it is paid 60% in cash and 40% in restricted stock or stock options. The restricted stock or stock option awards will be awarded under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award.

The calculation of the incentive awards under the EIP is as follows. First, it must be determined where the Company’s actual performance falls in comparison to the peer group for each of the six performance measures. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. See the “Threshold Levels” table below.
Threshold Levels:

	Overall Profitability			Growth Rate	Asset Quality
						NCOs/
	Core	Core	Net Income	Core Deposit	Texas	Average
Level	ROAE	ROAA	Budget	Growth	Ratio	Loans
1	<25th Pct	<25th Pct	70% of Budget	<25th Pct	<25th Pct	<25th Pct
2	25th	25th	75%	25th	25th	25th
3	30th	30th	80%	30th	30th	30th
4	35th	35th	85%	35th	35th	35th
5	40th	40th	95%	40th	40th	40th

6	Median	Median	100%	Median	Median	Median

7	55th	55th	105%	55th	55th	55th
8	60th	60th	115%	60th	60th	60th
9	65th	65th	120%	65th	65th	65th
10	70th	70th	125%	70th	70th	70th
11	>75th Pct	>75th Pct	130%	>75th Pct	>75th Pct	>75th Pct
Definitions:
•	Pct: Percentile Rank within defined Peer Group
•	“Core” ROAE and ROAA: GAAP performance excluding extraordinary items;
•	Core Deposit Growth: Total Deposits, less CDs > $100,000, brokered deposits and public deposits;
•	Texas Ratio: Nonperforming Assets divided by sum of Tangible Common Equity plus Loan Loss Reserve; and
•	“NCOs”: means Net charge offs.
Then, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. See the “Bonus Percentages” table below.
Bonus Percentages as Percent of Base Compensation:

Threshold	CEO	Pres/COO	CFO
Level	Group 1	Group 2	Group 3	Actual Performance versus Peers
1	0.0%	0.0%	0.0%	Below 25th Percentile
2	10.0%	9.0%	8.0%	Above 25th percentile
3	20.0%	18.0%	16.0%	Above 30th percentile
4	30.0%	27.0%	24.0%	Above 35th Percentile
5	40.0%	36.0%	32.0%	Above 40th Percentile

6	50.0%	45.0%	40.0%	At or Above Median

7	60.0%	54.0%	48.0%	Above 55th Percentile
8	70.0%	63.0%	56.0%	Above 60th Percentile
9	80.0%	72.0%	64.0%	Above 65th Percentile
10	90.0%	81.0%	72.0%	Above 70th Percentile
11	100.0%	90.0%	80.0%	At or Above 75th Percentile
The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for the Company’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.

Weightings for Performance Measures:

Weight
Profitability	40.0%
ROAE	5.0%
ROAA	25.0%
Budget Net Income	10.0%

Growth	10.0%

Core Deposit Growth	10.0%

Asset Quality	50.0%

Texas Ratio	40.0%
NCOs/Average Loans	10.0%

Total Weighting	100.0%

For example, if the Company’s Core ROAE for 2009 falls into the 40th percentile when compared to its peers, Mr. McKay’s incentive award for that performance measure would be as follows:

		Bonus Percentage (based)
Incentive Plan Weighting		on Threshold Level achieved		Base Salary
5.0%	X	40%	X	$382,000	= $7,640
As originally adopted, the EIP was to make awards based upon the Company’s actual performance for the calendar year compared to the actual performance of an established peer group for the same calendar year, looking at six performance measures. However, the Compensation Committee determined that, since most peer year-end, financial performance will not be available until Form 10-Ks are filed in March, it would be better to base the comparison on the Company’s actual performance for the 12 months ended September 30 compared to the actual performance of the peer group during the same 12 month period. As described above, it continues to be true that in order for any awards to be made under the Plan for 12 months of performance, the Company must report positive net income for the calendar year ended December 31. It is only the 12 month comparison that will use data from October 1 to September 30.

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